Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Team, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-258885, 333-209871, 333-211495, 333-222128, 333-225727, and 333-232227) on Form S-8 and the registration statement (No. 333-263708) on Form S-3 of our report dated March 7, 2024, with respect to the consolidated financial statements of Team, Inc.

/s/ KPMG LLP

Houston, Texas
March 7, 2024